Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dillard’s, Inc. of our report dated March 23, 2011 relating to the financial statements, which appears in Dillard’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 18, 2010 relating to the statement of net assets available for benefits as of December 31, 2009, which appears in the Annual Report of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 23, 2012